Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2011 THIRD QUARTER EARNINGS CONFERENCE CALL
•-•-•
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
•-•-•
5:00 p.m. to 6:07 p.m., Eastern Time
Tuesday, October 25, 2011

OPERATOR:	Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and the SEC filing. While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements. Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHILIP ASHERMAN:	Good afternoon, and thank you for joining our call to review the company’s performance for the third quarter. With me today are Lasse Petterson, CB&I’s Chief Operating Officer; Dan McCarthy, President of Lummus Technology; and Ron Ballschmiede, CB&I’s Chief Financial Officer.

Following their remarks, we will open the call for your questions, and

I am going to turn the call over to the team, but first want to highlight that with nearly $4 billion in new awards this quarter and a backlog tracking just under $10 billion, we have every expectation of finishing the year strong.

So, as Ron will discuss soon, we are raising the guidance range of earnings per share from $2.40 to $2.50 for the year and maintaining our current outlook on revenue to be in the range of $4.3 to $4.7 billion and new awards in the range of $6.6 to $7.2 billion for the year.

I will have some summary remarks after the Q&A, but now I will ask Lasse and Dan to provide the detail around the markets and operations for CB&I Lummus, Steel Plate Structures, and Lummus Technology, followed by Ron who will highlight the financial results. So, Lasse, let’s begin with you.

LASSE PETTERSON:	Thank you, Phil.

Good afternoon. I will begin my comments with new awards this quarter and then give a brief update on our main ongoing projects. Our third quarter awards totaled $3.8 billion, which was the highest ever, and it brings our backlog to exceed $9 billion. The highlights were signing the $2.3 billion contract with Chevron for the mechanical, electrical, and instrumentation construction work on the Gorgon LNG project in Australia.

As you are aware, we are already working on the Barrow Island site as the EPC contractor for the projects to LNG tanks. The Gorgon project has three LNG trains, each producing 5 million tons per year of LNG. The Gorgon MEI contract scope of work is to receive, install, hook up, and complete the process modules for the LNG trains. The 270,000 tons of process modules are currently being fabricated at various yards in the region.

Construction of LNG trains has been CB&I’s core business for many years throughout the world and particularly in Australia where we currently are engaged on the Pluto project and where we have previously completed Woodside’s Trains 4 and 5.

Our product management personnel in Perth is in full swing to plan and prepare for the execution of the project, with the main volume of construction work to be performed in 2013 and 2014. At peak, we have more than 3,000 people engaged on the project. The majority of the project staff and craft will come from our current Australian organization with some additional resource coming from our deep and worldwide pool of experienced LNG project personnel.

Also, this quarter, we announced a $500 million EPC contract for LNG storage tanks on a separate project in Australia.

In July, we were selected for the project specification contract for the Arrow LNG liquefaction project in Queensland. Arrow is a 50/50 joint venture between Shell and PetroChina. On the project, they plan to have two trains, each with a capacity of 4 million tons per annum; however, Arrow recently announced that it is considering expanding the capacity of each train to as much 4.6 million metric tons per year. And they say they will take the final investment decision late in 2013.

These contracts are great wins for CB&I. We have been working in Australia for more than 75 years, and these awards position us well to continue to be Australia’s leading energy contractor and a major participant on future projects in Australia’s promising LNG resource developments, such as Gorgon, Browse, Arrow, and others.

Other third quarter awards included our $60 million storage tanks contract in Saudi Arabia for the Ma’aden Bauxite and Alumina Company.

So, again, it was a good third quarter, and with a backlog now exceeding $9 billion, we see our markets building momentum, and these awards that we have received year-to-date have certainly proven that to be the case.

Now let me provide an update on our major projects currently underway. Through our joint venture with Chiyoda and Saipem, we are, as previously announced, participating in the FEED work on the Browse LNG development for Western Australia. The FEED work is on schedule for completion second quarter of 2012, and it will include submission of an EPC contract price for the full LNG plant development.

We have two LNG projects under development in our London office for Russia where the FEED engineering work for the Shtokman and the Yamal projects are on schedule for completion early next year. We anticipate continuing our engagement on these projects, preparing for the later execution phases thereafter.

We are also in discussions with clients in the U.S. for reversing LNG import terminals to convert them to liquefaction export facilities.
All of these studies and FEED projects offer us encouraging opportunities for additional EPC work from 2012 and beyond.

In Papua New Guinea, our two EPC projects for Exxon’s PNG LNG project are progressing well. For the LNG tanks at the site on the coast and at Port Moresby, work on the tank foundation is ongoing, and prefabrication of structures and equipment is ongoing at our yard in Thailand.

On the Hides gas conditioning plant in the Papua New Guinea Highlands, we have mobilized to the site. The temporary camp is complete, and we are scheduled to start driving piles for the foundations next month.

In the UK, the engineering work for Nexen’s two platforms on the Golden Eagle field is on schedule. We have more than 400 engineers working on this project, and the London engineering operation is now up to some 950 engineers in total.

Turning to South America, the REFICAR refinery project in Cartagena, Colombia, is progressing well. This quarter, we received and installed several large process towers and other equipment. We have also completed the majority of the pilings, nearly 14,000 in all, and the cut and the field work on the sites.

Eighty-four process modules are being built at our Island Park facility in Beaumont, Texas, and the first three has been shipped to the site, with another three scheduled for shipment in the next few weeks. And our manpower at the site currently exceed 3,700.

In the U.S., construction is well underway on the 200 million static cubic foot gas processing plant at Occidental’s Elk Hills field in California. Equipment loads are arriving daily at the site, and we have several hundred construction workers at the site presently.

We are also building a 200 million static cubic foot gas processing plant for Dominion in West Virginia. The plant will process new shale gas production on the Marcellus. CB&I are providing the process technology for the plants. We are executing the EPC process work, and we are delivering the plant storage vessels. We have mobilized to the site and have started the civil works.

In Canada, the Kearl Oil Sands Project continues to make steady progress. All of the six FSU vessels are installed, and the primary separation cell vessel and the storage tanks are on complete. However, our client has experienced some permitting challenges for transportation of client supplied equipment modules through Idaho and Montana.

In the Middle East, we are working on numerous Steel Plate Structure projects. One of our larger projects is the GASCO LPG project in Abu Dhabi where we are constructing eight storage tanks, six cryogenic tanks, and two naphtha storage tanks and including the associated piping, electrical instrumentation systems. The project is ahead of schedule with construction of all tanks ongoing at various stages of completion.

We are also executing two separate storage tank projects, 90 tanks in total, as part of Takreer’s refinery expansion project in Abu Dhabi. Construction and fabrication is well underway, and the projects are scheduled to be complete in 2012.

I close by saying that our end markets are continuing to gain momentum, and as evidenced by the recent awards, we are well positioned to capitalize on this positive development.

Phil?

PHILIP ASHERMAN:	Thank you, Lasse.

Dan?

DAN McCARTHY:	Good afternoon. I am pleased to report a strong quarter for Lummus Technology. Our new awards for the quarter exceeded $173 million, reflecting exceptional licensing over this period.

Let me elaborate on some of the more significant awards. In Russia, a subsidiary of Rosneft, awarded us an olefins project to be built in Nakhodka, on Russia’s furthermost southeastern point on the Sea of Japan. In addition to ethylene, we will also be providing a butadiene extraction unit and some hydrogenation units. This facility will have the capacity to produce 2.25 million tons of olefins and diolefins, making it the world’s largest liquid cracker. We have booked the license and basic engineering services associated with this project. Supply of the ethylene heaters has not yet been negotiated.

Another large contract is the catalyst supply order for Pemex, which is building a number of gasoline hydrodesulfurization units based on our CDTECH process. This is the first of two orders. We expect the others should be placed sometime next year.

In addition to these large projects, I would also like to cover two strategic awards booked in the quarter. Our refining group sold the first license for its new gasoline alkylation process called CDAlky. This technology utilizes an innovative proprietary reactor concept to improve the efficiency of sulfuric acid alkylation. This process produces higher octane product with significantly lower sulfuric acid consumption, so it is less expensive than the conventional technology, which should make it appealing to clients.

This plant will be built in China where new gasoline regulations are creating demand for additional alkylation capacity to produce cleaner burning gasoline.

Another process licensing breakthrough was a license of diphenyl carbonate technology, an intermediate for polycarbonate production. This is our first license of this technology, which provides a more environmental friendly route to polycarbonate. Polycarbonate is a versatile plastic used for a variety of applications from automobile parts to eyeglass lenses.

During the third quarter, we kicked off an olefins expansion project in the United States, which is a positive sign. The U.S. ethylene capacity will continue to ramp up as a result of shale gas developments.

Importantly, the rest of the world is also investing in traditional ethylene. The Rosneft project mentioned earlier is one example. Another is a continental international ethylene expansion project we also launched this quarter.

Let me take a moment to also address the refining market. Although North American and European refiners continue to struggle with margin issues, Asia enjoys growing demand resulting in increasing investments, especially in hydroprocessing.

Our CLG joint venture has enjoyed very solid year on year growth in new awards for both catalyst sales and new plant licenses.

To date, economic uncertainties, such as the Eurozone, have not had any appreciable impact on our proposal activities. Companies continue to proceed rapidly with project developments, and as seen by our strong third quarter bookings, clients are prepared to move forward with their projects.

In conclusion, our offices are fully loaded with new design work. We see this workload continuing for the foreseeable future, so we are increasing staff especially in India.

The quarter shows significant increases in income from operations compared to the previous quarter. This is attributable to progress made on jobs carrying significant licenses. We believe that a solid base of work will enable to hit our income target.

Thank you.

PHILIP ASHERMAN:	Thank you, Dan.

Ron, let’s review the numbers.

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone. With that overview of our sector significant activities in markets around the world, let me take you through our strong financial performance for the quarter.

Revenue for the third quarter was $1 billion, $255 million, up 38% from $909 million in the third quarter of 2010. The year over year revenue increase was consistent with our expectations.

The revenue increase reflects the increasing activity of our backlog as our major projects move further into the construction phase of the work scope.

We expect fourth quarter 2011 revenues to be essentially consistent with the third quarter level and consequently approximate the middle of our reaffirmed full year 2011 revenue guidance of $4.3 to $4.7 billion. We expect our record level of backlog and the opportunities in our global marketplace to generate significant revenue growth in 2012 and beyond.

Our gross profit for the quarter was a solid $147 million, compared to $120 million for the 2010 quarter. Each of our sectors enjoyed significant revenue growth, and each reported higher operating income.

As we have been discussing, we have seen the mix of our backlog shift from fixed price to more cost reimbursable over the past several years. At the beginning of the quarter, the backlog mix was a little less than 40% cost reimbursable. With the major Gorgon MEI and other cost reimbursable awards, the cost reimbursable backlog now exceeds 50% at the end of the third quarter.

The second of the expected changes is the relative revenue volume mix of our three sectors. Each of our sectors enjoyed third quarter revenue growth of over 25%; however, the relative weighting of the dollar amount of that growth has a significant effect on our consolidated margin percentages. Specifically, over 90% of our third quarter year over year revenue growth of almost $350 million came from the combination of Steel Plate Structures and CB&I Lummus as our large projects accelerate progress.

Certainly, the impact of this growth is positive for our consolidated earnings. We continue to believe that the mix of our revenues and contract terms will generate consolidated gross profit in the 10.5% to 12.5% range, which we have discussed previously. However, we continue to believe that given the ever-changing revenue mix and the different sector operating characteristic, analyzing performance at the sector level provide the better understanding of our performance.

Consequently, I will come back and discuss changes in our revenues and operating income by business sector in a moment.

Moving down our income statement, selling and administrative expenses remain well controlled at $49.7 million, or 4% or revenues for the quarter. The increase of $6.4 million over 2010 reflect the acquisition of the remaining 50% ownership of CDTECH at the end of last year, higher business development costs, and global inflation in the low single digits.

The lower equity earnings for the quarter in year-to-date period are also due to the consolidation of CDTECH. We do expect to continue improving the equity in earnings line driven by the approval of global refining activities, which Dan spoke to earlier.

Third quarter operating income totaled $92.7 million, the second best quarterly operating income in our history. Importantly, over the trailing 3-year period, our operating margin has been in the 6% to 9% range and has averaged 7.6% of revenues, reflecting the quality and solid execution of our backlog and the unique combination of our business units.

Our tax rate for the quarter was 24% and 27.3% year-to-date, reflecting a continued favorable geographic mix of our pre-tax income and a net favorable resolution of certain tax positions in the quarter. The resolution of these tax uncertainties reduced our third quarter tax expense by $3.9 million, or just under $0.04 per share.

In addition, we had been accruing interest expense on these issues, and with the resolution of the risk, the interest accrual was also reversed, resulting in a pre-tax reduction of interest expense in the quarter of $2.4 million, or a bit less than $0.02 per share.

The combination of the reduction of tax expense and interest expense improved our third quarter income by between $0.05 and $0.06 per share.

We expect our full year tax rate to approximate our 2011 year-to-date rate of 27.3% plus or minus a point or two depending on the final mix of global income.

The summation of all this results in third quarter net income of $72 million, our strongest quarter ever, or $0.72 per diluted share. EBITDA totaled $110 million for the third quarter and $308 million year-to-date compared to $95 million and $273 million respectively in 2010.

Our earnings to date and our confidence in the quality of our backlog have allowed us to increase the range of our earnings per share guidance. As we indicated in our press release, our revised 2011 EPS guidance is $2.40 to $2.50.

Lasse and Dan spoke to our new awards and prospect activities, so I’ll provide some overall comments. New awards for the third quarter totaled $3.8 billion, and year-to-date new awards are $6 billion. We announced several large new awards during the quarter, which totaled just short of $3 billion. The approximate $800 million remaining balance for the quarter reflect project growth and smaller new awards which were nicely spread between our sectors and project types around the world.

Our new awards for the first 9 months and the prospects for the balance of the year enable us to maintain our full year 2011 new award guidance of $6.8 billion to $7.2 billion. Our backlog totaled $9.3 billion at the end of the third quarter compared to $6.9 billion at the beginning of the year.

While we have had no significant project cancellations, the third quarter strengthening of the U.S. dollar against major global currencies, specifically the Australian, Colombian, Canadian, and Euro currencies, reduced our backlog by approximately $500 million for the quarter. While the income effect of this currency movement is minimal going forward, the currency impact is an important metrics to understand our backlog movements period to period.

Now let me take you through the sector’s Q3 results. Each of our sector’s 2011 results were within our expected annual range of operating results, which we have discussed previously. Specifically, our performance expectations, our operating income in the range of 7% to 10% for Steel Plate Structures, 3% to 6% for CB&I Lummus, and annual operating income for Lummus Technology of $100 million plus or minus 10%.

Steel Plate Structures reported third quarter 2011 revenue of $511 million, compared to $349 million in 2010. The increase of $162 million is attributable to the increased activity in our large tank projects in the Middle East and Australia.

Operating income totaled $43 million, compared to $32 million in 2010. The slight decline in operating margin to 8.5% of revenues for the quarter reflect the impact of a lower margin project mix during the quarter, higher pre-contract expenses, and higher business development cost, attributable to a robust funnel of opportunities, and finally cost associated with the realignment of facilities in the United States.

CB&I Lummus revenues totaled $630 million in 2011, an increase of $159 million from $471 million in 2010. The higher revenues reflect increased activity on our large projects in Colombia, Papua New Guinea, Canada, and the two gas processing plants in the United States. These increases were partially offset by the wind down and successful completion of our large LNG projects around the world.

Income from operating totaled $23 million, compared to $20 million in 2010. Our third quarter 2011 results generally benefitted from higher revenue volume and better cost recoveries from increased engineering activities, but were impacted by a lower margin project mix, and similar to Steel Plate, higher pre-contract and business development costs.

CB&I Lummus also incurred cost in the quarter associated with the realignment of facilities in the United States.

Finally, our Lummus Technology sector had a strong quarter. Revenues totaled $114 million. The increase was driven by the consolidation and subsequent growth in the CDTECH business and increases in petrochemical related revenues.

Operating income increased to $27 million, up from $26 million in the comparable quarter of 2010, and up from an average run rate in the first half of 2011 of $20 million per quarter.

Dan previously mentioned the relative strength of the petrochemical market demand around the globe and the signs of an improving refining market.

Now let me make a few comments on our balance sheet, cash flow, and other financial matters, as we have many positive developments in the quarter.

Our balance sheet and liquidity remain strong with a cash balance of $540 million, up from $376 million at the beginning of the quarter. This reflects our strong 2011 operating performance. We continue to have no revolver borrowings and net cash of debt of $460 million and a debt to capital ratio of 6%.

During the quarter in the first 9 months of the year, we returned $16 million and $115 million to our shareholders through cash dividends and the repurchase of shares.

Our year-to-date capital expenditures are $24 million, and we expect full year capital expenditures to be in the range of $40 million. Year-to-date operating free cash flow totaled $196 million, compared to $127 million in the comparable period of 2010.

In closing, our strong backlog, prospects, and financial position provides us the necessary financial flexibility needed to grow our company while providing strong returns to our shareholders.

Phil?

PHILIP ASHERMAN:	Thank you, Ron.

Now we will open the call for your questions.

OPERATOR:	Ladies and gentlemen, if you would like to ask a question at this time, you may do so by pressing Star/1 on your telephone keypad.

Your first question comes from the line of Joe Ritchie of Goldman Sachs.

JOE RITCHIE:	Good afternoon, everyone.

PHILIP ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	So first question really on — I want to touch on the Steel Plate Structure margins. I know that, Ron, you talked a little bit about higher business development costs this quarter and also the realignment of a facility in the U.S., but these are the lowest margins we have seen in this business since really the 2009 time frame. So maybe you can kind of walk us through this. Was there anything that as we kind of look forward over the next, call it, 6 to 12 months where we could expect margins to get back to the, call it, 9% to 10% range?

RON BALLSCHMIEDE:	You know, I think the range — the 7% to 10% is the one you should continue to look for. We have enjoyed a mix of contracts that kept us up on top of that for quite a while, but certainly, in the quarter, between Steel Plate Structure and CB&I Lummus, we incurred about $6 million of facility consolidation cost, so that certainly had a bit of a drain on it. And the balance is just the mix of projects that we have in our backlog at this point in time.

JOE RITCHIE:	Okay. But the $6 million should be a net benefit going forward, if I am thinking about this correctly, and then potentially, is there going to be a drag once you start to see the Gorgon project start to ramp up, because it is cost reimbursable?

RON BALLSCHMIEDE:	No. We have a backlog mix right now that should keep ups close to where we are reporting, and the facility moves I talked about are finished and done. And you’re right, we should enjoy some further returns on a leaner, meaner ship here.

PHILIP ASHERMAN:	Joe, let me just remind you, too, that Gorgon job is primarily labor based revenue on rates and on a reimbursable basis, so we don’t think that it would create much dilution.

As far as the year over year performance, if you look at the absolute number of income from operations on Steel Plate Structure, going from $32 to $43, it is a pretty good pace. We certainly hope to keep that pace going forward.

JOE RITCHIE:	Okay, great. I guess moving on to the awards, obviously, you know, a great quarter, a record awards quarter. As we kind of look over the next 12 months and I guess specifically in Australia, there’s a lot of projects that have moved forward. There are a couple of projects that are expected to move forward at the end of this year.

Is there a $1 to $2 billion project or potential work that you could be bidding for over the next, call it, 12 to 18 months, in that region?

PHILIP ASHERMAN:	Well, without getting specifically into the projects, I think we have talked about this in previous calls. We certainly anticipate not just in Australia, but looking at our gas processing work in the United States, the existing backlog, and the potential for existing expansion of those projects, we certainly would anticipate another expansion and oil sands for Kearl either by the end of this year or certainly in the first part of next year.

And with Australia, the big news would be converting some of those big FEED studies like Browse into EPC work, but whether that will occur late in the year or early ‘13 is still a question mark, but again, when you look out over the next 2 to 3 years, it looks very promising for all those end markets.

JOE RITCHIE:	Okay. I guess, lastly, one last question on the singles and doubles. It looks like you had another solid quarter. What is the right run rate going forward? In the past, you have mentioned $4 to $600 million. You are continually beating that over the last few quarters. So, just out of curiosity, has that shifted up?

PHILIP ASHERMAN:	You know, I would still just from a guidance standpoint, just how to understand the new awards flow, I would stick with the $2 to $2.5 billion a year. That could vary from quarter to quarter. As you can see, it is a pretty lumpy number, but I think year over year, I’d stay in that $2 to $2.5 billion until we give you another indication as far as just how you see us.

JOE RITCHIE:	Okay, great. Thanks for answering my questions.

PHILIP ASHERMAN:	All right, Joe. Thank you.

OPERATOR:	Your next question comes from the line of Jamie Cook of Credit Suisse.

JAMIE COOK:	Hi.

PHILIP ASHERMAN:	Good afternoon. Jamie.

JAMIE COOK:	Good evening. I don’t know what time it is, and congratulations. A couple quick questions; One, Ron or Phil, I am trying to just understand the guidance for the fourth quarter. I mean, I think the fourth quarter EPS guidance implies — I don’t know — anywhere from 55 to 66 cents for the fourth quarter, so I am just trying to figure out why, what would drive this step function down in earnings to levels that would be sort of in the first half, given the ramp that you have seen and with some — you know, you talked about the $6 million in facility consolidation cost going away, so I am just trying to understand the level of conservatism in your guidance.

And then my second question, can you — the business development cost in Steel Plate Structures and Lummus, is there any way you can quantify how big they were and then sort of how soon you think those projects specifically would that — you know, would we see an award fairly in the near term, you know, based on those development costs?

PHILIP ASHERMAN:	While Ron is thinking about the first question, let me — and Lasse can help me with the answer to the second one.

I think the business development cost that impacts the gross margin, especially in Steel Plate Structure, came on the heels and has already expended, if you will, on projects like Gorgon specifically where we had to commit early very large groups of people to produce the kind of information we needed for that size project. And that was fairly unique, I think, in our history. When we look forward into next year and beyond, we don’t necessarily see that level of expenditure for business development cost.

But keep in mind with Steel Plate Structure particularly, that is all usable work, if you will. We probably spend more on pre-contract cost in Steel Plate Structure than our competition, simply because we can get off the market a lot quicker in terms of available drawings and planning that we have available to the team. So we typically spend more money. This was just a reflection certainly of some very large projects, particularly Gorgon where we just spent more money than we normally do on pre-contract cost.

JAMIE COOK:	Would margins have been more comparable to what we saw in the first half of the year in both segments if we adjust it for the cost, or no?

PHILIP ASHERMAN:	Yeah, I think that would be a fair comment. I mean, probably, if we sliced out like 2 or 3 years and looked at that, looked at those comparisons, again, we might see that this year is somewhat unique.

JAMIE COOK:	Okay. And then, Ron, sorry, I had to ask the guidance question.

PHILIP ASHERMAN:	Oh, yeah. That’s all right. That’s okay.

JAMIE COOK:	You’re not off the hook.

PHILIP ASHERMAN:	I know.

RON BALLSCHMIEDE:	Q4. Q4.

JAMIE COOK:	Q4. Why the step-down function in earnings?

RON BALLSCHMIEDE:	Well, one of the reasons I told you about 6 cents is because those are obviously a one-time event that we didn’t anticipate in the quarter, or 5 or 6 cents between our taxes and related interest on it. So, as we look in the fourth quarter, we think it will look a little bit like the third quarter.

Because we are moving into more of a cost reimbursable, people oriented service business in some of our large jobs, we do have a little bit of seasonability, probably for the first time that it’s noticeable, where a lot of those big projects diminish their activity right around the holiday, so that will have a little bit of impact on the revenue burn.

But also in the third quarter, we had some great revenues coming from finishing up on projects where we had — I wouldn’t call it a turnaround, but certainly a big amount of manning to finish the projects and turn it over to the clients, and that happened on a couple projects. So third quarter revenue was up a bit more than we expect the fourth quarter revenue. We will still have nice year over year growth, but not the same rate as we had in the third.

PHILIP ASHERMAN:	The other way I think I’d look at it, too, Jamie, is we’re just as conservative this quarter as we were last quarter, and when you account for the additional positive impact that we got from the tax adjustment, if you will, we just thought it would be the right thing to do to adjust our outlook to account for that extra nickel, if you will, on year-end guidance.

But we’re pretty much set on the guidance that we gave before with that tax adjustment and just want to try to keep expectations in line with how we see the business unfolding for the rest of the year.

JAMIE COOK:	Well, yeah. I guess, too, on the Lummus Technology, are we still targeting plus or minus 10% around $100 million? Because that also —

PHILIP ASHERMAN:	I’d forget the plus or minus. Dan is under the gun for $100 million, and I think he is going to deliver.

JAMIE COOK:	All right. I look forward to a nice beat next quarter.

[Laughter.]

PHILIP ASHERMAN:	No pressure there.

Thank you, Jamie.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz of Barclays Capital.

ANDY KAPLOWITZ:	Good evening, guys.

PHILIP ASHERMAN:	Hello, Andy.

RON BALLSCHMIEDE:	Andy.

ANDY KAPLOWITZ:	Phil, if I could press you a bit more for the backlog outlook. You are sort of a victim of your own success. You have this huge backlog now, and, you know, we all want more, of course. As we look over the next year, I know Joe asked you about this a little bit. It is a little opaque to us in North America, for instance, and, you know, the LNG products are out there, but they kind of seem like maybe 2 years from now. So how do you look at 2012, if you could help us at all with how to look at 2012 versus backlog?

PHILIP ASHERMAN:	Well, if you just look at the backlog, let’s just take this year as an example. You know, one case could be made that pressure on backlog or at least the rate of burn as well as some of the pressure that we saw on revenue resulted perhaps a slower than burn rate on some of these major projects like Papua New Guinea and REFICAR, those type of things. But in actuality, that wasn’t necessarily the case.

Probably more so, if we had anticipated at the beginning of the year some expansion awards and a couple other new awards, that slid towards the back end of this year. So, while we are pretty confident that that will happen, it certainly had an impact on how you evaluated the burn rate this year, which probably made you looking into next year even more, as you say, opaque than you already had.

But it’s a lot to do with the mix. For example, if you look at Papua New Guinea, engineering is pretty much completed, Procurement is a long way, but obviously, they have got some owner issues that they have to get resolved to really have that project crank up to get the high value progress, if you will, for that revenue.

As Ron was saying, you got Gorgon, which is heavily concentrated just on labor, so that’s got a different kind of curve, but the $10 billion mark, I think that is going to be a pretty good bogey for us going into 2012. I think we have got enough, if you will, new projects that will fill the backlog where $10 billion hopefully becomes more the new norm.

Of course, as Ron described in his comments, too, we would probably be at $10 billion if it wasn’t for some FX adjustment certainly in the currency. But we’re going to try. We’re going to give you some more visibility before the end of the year and to next year’s backlog, but I think it looks pretty good to us as far as maintaining at least at that high watermark.

ANDY KAPLOWITZ:	So, Phil, you kind of answered two questions in one, and it kind of was my second question about revenue burn as we go forward. I mean, Ron mentioned that this quarter looked pretty good based on some projects ending, but, Ron, is it fair to say that, you know, we had those issues with revenue burn a year ago, we shouldn’t have as many issues as we go in 2012 and 2013 with these large projects, or do you worry about sort of slow burn as we go forward?

RON BALLSCHMIEDE:	I don’t worry about slow burn, but you do just have to appreciate the duration of some of these projects.

Lasse mentioned, for instance, the Gorgon heavy load is 2013 and 2014, so these are long jobs, and so we’re not going to have the olden metrics of two thirds of our backlog burn to the next year. It will likely be less than 50%, just when you take jobs like the size of Gorgon where you have a 4 year burn, but that is not bad. It certainly gives us the ability to balance our workloads and plan it out pretty well.

PHILIP ASHERMAN:	You know, Andy, I think, too, slow burn also equates to the highest earnings that we’ve seen in the history of our company. You know, slow burn isn’t necessarily all a negative thing, so it is really just a matter of anticipating a forecasting, the rate of revenue for next year, and so we feel pretty confident what it looks like.

ANDY KAPLOWITZ:	I’m not complaining, guys. Nice job.

[Laughter.]

RON BALLSCHMIEDE:	Thanks, Andy.

OPERATOR:	Your next question comes from the line of Scott Levine of JPMorgan.

SCOTT LEVINE:	Hey, good afternoon, guys.

PHILIP ASHERMAN:	Hi, Scott.

SCOTT LEVINE:	How are you doing?

A question on Australia; so, you know, obviously, a ton of work, you guys are winning in FEED down there, and you’re at various stages on various projects. How should we think about, you know, given the tightness in the market down there and the amount of activity? How do you get comfort around being able to deliver on projects in that environment, and how should we also think about any impact that might have on FEEDs as they flow through or maybe new FEEDs being awarded, given the fact that we still may be a year out from some of these jobs like Browse and Arrow being sanctioned?

PHILIP ASHERMAN:	Well, that’s a pretty large question, but I will try to get a piece of it. Clearly, there’s a lot of different things that we do in Australia in the LNG market with the tanks and jobs like Gorgon and then the Papua New Guinea, but if you look at the primary ways that we look at how we are going to mitigate that labor risk, which I think is the core of your question, there is a few things I want to mention.

The first choice above all is we’re going to hire Australians. We are going to look as Australian in every aspect of our business, and that would be our first choice. But obviously, when you look at all the development in Australia, certainly you’ve got to look at where this labor is going to come from, both from the project standpoint, primarily a direct labor standpoint and certainly project supervision.

One way we use to offset and mitigate that risk, obviously, is the collaboration. Our major joint ventures, the Browse FEED work, when that converts to EPC, we have got a joint venture with Chiyoda and Saipem, certainly offsets and mitigates some of that risk.

We have got a joint venture with Kentz on Gorgon where they are going to be handling the majority of all the mechanical — excuse me — the electrical and instrumentation installation, and then with our joint venture with Clough on Papua New Guinea, where they have 35% of that responsibility, if you will.

The second, the next item is all the modulization. There are very few, if any, major developments being conceived or being built in Australia now that isn’t considering modules as a primary execution method, and these major modules are coming from every place in Asia. So it is not only just the labor issues and the management of those issues in Australia, but also the coordination and manage of the fabrication yards that we are going to contract with throughout Asia.

And then the third item, I think, when you look at mitigating that risk is just on productivity and good recruitment. We are going to be recruiting from talent pools all over the region, including India, Philippines, other locations that meet the requirements of our visa blocks, 457 blocks that we will be getting in Australia, which allows us to bring in labor that meets certain qualifications.

Now, I guess old school thinking would say you go and set up recruitment offices in each one of those key locations around the area. You look at bringing in as many people as you can from your own company, but we have seen a tremendous amount of power come out of using the social network in our staffing and recruiting efforts here.

We have a — as you know, part of our company called Lutech is a staffing and recruitment company that we use to staff many of our jobs around the world. We’re in contact with talent pools throughout all these locations where there have been skilled craftsmen training in the Middle East and other parts of the world for decades, actually, that we can connect now through social media, where we might get 75,000 hits, if you will, in one recruiting effort. And when you boil that down to qualified workers, it has changed the whole complexion of how we source and recruit labor for around the world.

You hit on an important question for us, Scott. I didn’t want to belabor the point, but that is the kind of thinking we are going through on Australia.

SCOTT LEVINE:	Yeah. No, that’s very helpful.

One follow-up on cash flow; deployment here, obviously cash balance is starting to come back up. Any new thoughts with regard to M&A? Are you considering buyback dividends? What are your thoughts on all of the above there?

RON BALLSCHMIEDE:	Yes.

PHILIP ASHERMAN:	Yes. I mean, we have talked about cash is building up quite well. Our debt, our health, our balance sheet is very healthy, obviously. It gives a lot of flexibility. Ron has told you, I’ve told you, the priority for our cash will always be to grow our company, number one, as the best return to our shareholders, and also makes us flexible enough to address any acquisitions or other internal investments we may want to pursue.

SCOTT LEVINE:	Got it. One last one, if I may, on the CAPEX. It looks like that budget is coming down a little bit for this year. Is there a reason for that, or where is that coming from, if I have that right?

RON BALLSCHMIEDE:	No, I think it is just the timing of when we need the projects completed and when we need, in some cases, the equipment delivered to job sites. We try and time that all perfectly.

SCOTT LEVINE:	Thanks. Nice quarter.

RON BALLSCHMIEDE:	Thank you.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of John Rogers of D.A. Davidson.

PHILIP ASHERMAN:	Hi, John.

JOHN ROGERS:	Good afternoon, and congratulations on the quarter as well.

I just wanted to go into the margins a little bit more, if we could. Given the backlog is 50% cost plus, how does that affect the volatility of margins potentially going forward? Does it reduce it substantially? Are there incentives in there that can distort — I don’t know — project margins? How should I think about that?

RON BALLSCHMIEDE:	You know, while we have incentives and have had incentives on some projects, it is not a big factor in our variability.

I think what you have seen come out of us, come out of our organization the last 3 years, this, you know, stayed in a pretty narrow bandwidth —

JOHN ROGERS:	Yeah.

RON BALLSCHMIEDE:	— operating 6% to 9%. It is what we have worked very hard to achieve and want to keep it there. Certainly, that is helped by Lummus Technology and its high margin license business, together with its catalyst business, and then a nice mix of trying to make sure that we can manage the risk for lump sum work and where it becomes more logical, take the lower risk and lower margin, frankly, cost reimbursable side.

So I think you will see us continue to do what we have done for the last 12 quarters now.

PHILIP ASHERMAN:	I mean, there are variables there, John, as you well know, and Ron alluded to some of it being a higher concentration of labor generated revenues going forward, but that is a point in time. I mean, if you converted one of these big LNG liquefaction trains, for example, at the end of 2012, then that whole curve changes, but they have different characteristics. That certainly would be a variable in terms of how we see it going forward.

Could have diluted factor, may not, but it is still generating more and more earnings off volume, because we’re staying within that bandwidth that Ron described.

RON BALLSCHMIEDE:	And that’s a great point. I think our — we are going to try and make sure we focus on that consistent earnings, and when you listen to how we focus on cost below the gross profit line, whether that is S&A or taxes or interest expense, we want that gross profit line to remain variable and then continue to control all those other costs, and that’s what we’ve had some luck doing and would plan on continuing.

JOHN ROGERS:	Okay. So, I mean, we should then see the variability of margins stay narrow, I guess is the point.

PHILIP ASHERMAN:	I think that is a fair comment. Again, we have not gotten overly enthusiastic about spanning that range that we have given you for margins and the way we see our mix and our business. I’d still stay within that range that Ron has provided you.

JOHN ROGERS:	Okay. And then just lastly, Ron, you mentioned seasonability and some of the effects of that, but given the mix of work in the southern hemisphere, I mean, isn’t that somewhat of an offset?

RON BALLSCHMIEDE:	Yeah. You won’t see seasonability from a profitability standpoint. You will see a little bit from a revenue standpoint; in other words, perfect example, you know, cost reimbursable work with some holidays, with some margin percentage. It is just the velocity in which that revenue flows through our income statement.

PHILIP ASHERMAN:	That question was related not to profitability, but I think to the burn rate that we saw for next year.

RON BALLSCHMIEDE:	Correct.

PHILIP ASHERMAN:	And again, it just reflects the changing, changing of the mix, at least for what we see right now.

RON BALLSCHMIEDE:	And as you might have guessed, as you might guess, one of our projects is somewhere that is very cold in the winter, so that will slow down a little bit by design per our plan. So the combination of those things, you know, probably you will see a little bit of it in the revenue burn in the fourth quarter.

JOHN ROGERS:	Okay, great. Thank you.

PHILIP ASHERMAN:	All right, John.

OPERATOR:	Your next question comes from the line of Steven Fisher of UBS.

PHILIP ASHERMAN:	Hello, Steven.

STEVEN FISHER:	Hi. Good afternoon.

I was wondering if you could just talk a little bit about what you are hearing about any financing risk to projects in the marketplace, and I guess where within your typical customer mix does there tend to be more of a reliable on kind of major outside project financing?

PHILIP ASHERMAN:	Well, we do pay, obviously, a lot of attention to that, and that has to do with selectivity of our projects. The vast majority of our projects and our prospects are with those clients who finance their work from the balance sheet, and we have gone through this analysis, I think, especially in the back end of 2009 where that was a real concern, a point in ‘09 where that was a concern. But very few projects that we are pursuing are vulnerable, if you will, to the credit risk in the financial markets today.

STEVEN FISHER:	And are you seeing more broadly other projects out there that maybe you are choosing not to pursue because they do in fact have financing issues? Is that becoming more of an issue in the marketplace more broadly?

PHILIP ASHERMAN:	Well, I think it’s as big an issue as it always has. I mean, you always have a certain component of the market that is somewhat dependent on Ex-Im financing or other type of tranches, if you will, that are available to in the marketplace. But, again, those are more one-off than I would say mainstream in terms of the major project development we’re seeing as far as the projects we are pursuing.

RON BALLSCHMIEDE:	It is not unusual to get Ex-Im financing somewhere down the road after we, per se, live on the owner’s balance sheet for a while, and they will tend to finance. We try to be as much help as we can, but we are still working under the balance sheet for the majors.

PHILIP ASHERMAN:	I think it raises a good point, because one of the reasons that you see the list of contractors working on these major, major projects being fairly a short list is because we either have to be bankable internally for their own hurdles, and that includes not only the bankability of our resources but our safety records, and then on some of the other major developments, which they have a third party financing component in it.

STEVEN FISHER:	Got it. And then can you just give us an update of what is going on with your work on the Vogtle and V.C. Summer nuclear projects? I thought I had read that you had restarted work at the end of July. I am just wondering if that has any notable impact on the results yet.

PHILIP ASHERMAN:	We can. There is a — Westinghouse had a delay in the project for some realignment, if you will, of the project teams and the scope of work. It wasn’t a material impact on us. I mean, the scope that we are providing is primarily material and erection supply, very little labor component, so you wouldn’t see it necessarily show up in the numbers. It is going back to work and proceeding according to the original plan.

Would you agree, Lasse?

LASSE PETTERSON:	Yeah, that’s correct.

PHILIP ASHERMAN:	Okay.

LASSE PETTERSON:	They are proceedings on both sides.

PHILIP ASHERMAN:	Yeah.

RON BALLSCHMIEDE:	But you have to remember about those projects, give or take hundreds of millions of backlogs. The duration of those jobs is very long, 5, 6, maybe even longer, years out, and we have a relatively small team working on these projects for that duration. It is hard to move the needle too much unless we have some change in energy policy here in the United States.

PHILIP ASHERMAN:	We would just like to see some more, Steve.

RON BALLSCHMIEDE:	Yeah.

STEVEN FISHER:	Okay, great. Thanks a lot.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Avi Fisher of BMO Capital Markets.

AVI FISHER:	Hi. Good afternoon.

PHILIP ASHERMAN:	Hello, Avi.

AVI FISHER:	Nice quarter, guys.

PHILIP ASHERMAN:	Thank you.

AVI FISHER:	So, first, when I was putting the backlog and bookings and revenue number, when I put the booking and revenue numbers as my model, I noticed there was a bit of a difference between the backlog I calculated and the backlog you reported, about $500 million. Is that all of the foreign — all currency, or was there any cancellation?

PHILIP ASHERMAN:	Pretty much.

RON BALLSCHMIEDE:	It’s all currency and all in the quarter, and year-to-date, it is about $300 million. So we had a little bit of benefit in Q1 and Q2, and then the four currencies I mentioned came back. The dollar came back very strong in the quarter.

Some of that has already returned, and that number will bounce up and down for a while, but it was $500 million and some change for the quarter all by itself.

PHILIP ASHERMAN:	A lot of it was Australian.

RON BALLSCHMIEDE:	A lot of it was Australian. Some of it was even on — you know, we obviously booked the Gorgon project when — the day when we received it, and there was a substantial move of the Aussie dollar between the end of July and the end of September. In reality, it has little impact on us. Everything we spend on that project is the same currency we’re collection. In the end, it is not a financial effect for the revenue side.

AVI FISHER:	Can you break down kind of in that regards your backlog by region at all, how much is in, say, Asia Pacific or Australia Pacific, how much in the Middle East, Europe, U.S.?

PHILIP ASHERMAN:	You know, we just stopped doing that. We are breaking it down by end markets. I think you have that, don’t you? Let me see if I can give you a number.

RON BALLSCHMIEDE:	We haven’t put it out for a while.

AVI FISHER:	The reason I’m asking is just because on the margin issue, you know, it sounds like you’ve got —

PHILIP ASHERMAN:	Yeah, I got it. Yeah.

AVI FISHER:	You’ve got it.

It sounds like you’ve had significant backlog.

PHILIP ASHERMAN:	Yeah. Let us work on that a little bit, because it’s a great point, because as we go forward, for you to anticipate any future FX, where we are concentrated, right?

AVI FISHER:	It is not just that, but also in Australia, where you have a significant amount of backlog, you got about one twelfth of your — you know, one week out of 12 where people are going to be on holiday, and it sounds like that’s a big issue on the margins.

PHILIP ASHERMAN:	Not on the margins.

RON BALLSCHMIEDE:	Not on the margins.

PHILIP ASHERMAN:	It might be on the revenue.

RON BALLSCHMIEDE:	All that work in Australia is predominantly cost reimbursable, so the margin percentages remain the same.

As we mentioned earlier, particularly in this year, the Gorgon work, the big job in town, is really just starting. Minimal revenues in 2011.

PHILIP ASHERMAN:	There is an adjustment, but I wouldn’t call it impact. Again, go back to the guidance, we feel pretty good about the targets we set for the year, and that adds some anticipation of certainly FX and other changes in the end markets we see.

AVI FISHER:	Okay. You mentioned on the call, Lasse mentioned something about a bauxite to aluminum project in the Middle East. Is there room for more of these kind of mining/refining type projects for you guys?

PHILIP ASHERMAN:	Lasse?

LASSE PETTERSON:	Yeah. We are trying to expand our offering in the Steel Plate Structures parallel business to also do tanks and steel plate work for other industries and the one that we have started to expand into is particularly in the mining industry. And there is a good market for us, both in the Middle East and in Australia, in that particular part of the business.

AVI FISHER:	Do you have any estimate of how big that market could be for your guys?

LASSE PETTERSON:	Well, the mining market is huge. For us, we are expanding out from where we have existing operations and try to take additional work in those locations. I don’t have that.

PHILIP ASHERMAN:	No, but, I mean, if you look at those mining jobs, you talk about capital equipment in those projects accounting for, what, 70% of the total investment, and when you look at the kind of investment, I mean, there are mining suppliers out there now who are booked solid until 2014. So, if you take the tanking and some of the associated labor associated with that in some parts of the world where we are very good at mobilizing just labor for some of those projects as well as the tanks, it turns out to be a pretty, pretty interesting market with a lot of head room.

AVI FISHER:	Yeah. It sounds like it could be a great opportunity.

One last quick question for you; you know, a lot has changed with the market since August. Has anything changed with — I hate to use the qualitative term, but the mood of your clients or the pipeline going forward or quantitatively in as sold pricing and margins since, you know the market is starting to take —

PHILIP ASHERMAN:	Yeah. I think, you know, we have talked about this. I don’t know if it’s August. You know, certainly with the — take Australia, for example. The development of those, of those projects down there, there is a lot of confidence with the demand, especially on the heels of the new demand that will be apparent in Japan and elsewhere.

So, you know, when the supply demand curves open up to around 2030, it adds 15 years, if you will, to their projections in terms of their investments and their capital plan. So that was a change, if you will, in the mood.

I was just in Asia Pacific a couple weeks ago, and I have seen a change in the mood, if you will, from the major powers and their confidence on these projects going forward in there.

I think the other change of mood, if you will, is the anticipation of some of the new markets or at least continuing markets in the United States, particularly around petrochemical. We have talked about some potential for conversion of import, capacity to export on LNG, and that has been a change in the gas process at the Marcellus, so that has been a change of mood.

And I think just what Dan was describing in terms of the pace of his licensing activity, I think also is proof that there is a change in the mood in parts of the world as far as moving capital investment. Do you want to add to that, Dan?

DAN McCARTHY:	Yeah. I think that, you know, Avi, if you are saying since August, the stock market, economic uncertainties, if that is impacted, is that really where your question comes from?

AVI FISHER:	Yeah. I mean, the —

DAN McCARTHY:	Yeah. So the answer to that is that we have not seen any slowdown in our prospects. We have not seen any significant slippage take place, and people seem just as committed to the projects.

I think you are looking at this really — these projects really, to large extent, supply driven, you know, taking advantage of good feedstock pricing, and you look at that in the longer term.

AVI FISHER:	Dan, can you book $170 million in work every quarter?

[Laughter.]

DAN McCARTHY:	I’d like that. I’m always trying.

PHILIP ASHERMAN:	Yeah, that’s a great idea, Avi.

AVI FISHER:	All right. Thanks for your time, guys. See you soon.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Rob Norfleet of BB&T Capital Markets.

ROB NORFLEET:	Good afternoon, and great quarter.

PHILIP ASHERMAN:	Hello, Rob. Thank you.

ROB NORFLEET:	Just most of my questions have been answered. I just had a couple quick ones. I know we’ve kind of beaten this margin issue to death a little bit, but just one, I guess, side bar as it relates to that. I mean, I understand clearly the focus is really on growing earnings, but when I do look at the CB&I Lummus business at least over the next 12 months, given the — as you cited, the increased, obviously, cost reimbursable work, the more labor hours, and really the lack of incentives in contracts, is it fair to say that kind of that low end of the range of let’s say 3.5%, 4% is probably more likely than say where we were back in 2010 at 4.5%, close to 5%? I am just trying to see how we move the needle to get — to get higher unless we start booking, obviously, as we talked about work at the end of 2012, EPC projects and some of the larger LNG work that we’re doing.

PHILIP ASHERMAN:	Yeah, I wouldn’t call it a trend necessarily, but certainly an outcome of, again, a lot of what has affected Steel Plate Structure.

We also incurred a lot of pre-contract cost this past year, you know, relative to our fee studies, some of our fee work we’re doing, and our investment in some of that work. And that has something to do with it.

But I think generally, we haven’t seen anything change necessarily in the marketplace in terms of the range of profitability opportunity there. We don’t, for example, go after a lot of the commoditized business in the Middle East relative to Koreans, for example. We just don’t play that game; however, we’ve got a lot of great relationships with the Koreans in technology. A lot of our tank business is coming from the Koreans at normal margin ranges. So we’re not — again, we are after the earnings potential of the end markets and see how we can do that, but I wouldn’t characterize that as a change in profitability. But certainly, we are going to have points in time with the gross margin level, which is again why Ron constantly has to drum beat, trying to have everyone look at the operating margin level after we — because that’s what we ought to be able to control in terms of our cost and our cash.

RON BALLSCHMIEDE:	The only thing that we have seen a few quarters in a row and anticipate to continue a little bit is continued higher pace of pre-contract type cost. These large jobs and the large jobs that we’ve already booked and those going off to 2000 and late 2012, 2013, et cetera, are a long fail cycle. So that will continue to be a topic as we move forward on these things.

In reality, it doesn’t move — we’re only moving 4.5% to 3.6% this quarter, so it doesn’t move it a whole lot, and I talked about several things that impacted it, but, you know, 10 or 20 basis points is a fair amount in that business.

ROB NORFLEET:	Yeah, that’s fair, and thank you for the response.

Secondly, I know we don’t take a lot of price risk in terms of when we enter into a contract with Steel Plate Structures with the cost of steel, but in essence, if we are in an environment where steel costs continue to come down, as we’ve been saying over the last month, does that carry somewhat of an implied benefit to margins on some of these legacy projects and backlog?

PHILIP ASHERMAN:	Well, it certainly would on a current backlog, but obviously, the new projects, that the market does catch up. But, you know, we don’t go into a Steel Plate Structure job; project necessarily, major project thinking about the buy down as much as we did on the opportunity to get 60% to 70 % of our risk essentially bought out, if you will, in the first few percentage of the job. So we are going to continue on that process.

But you’re right. I mean, the lower prices are good for everybody, and it certainly helps us on our existing work.

RON BALLSCHMIEDE:	And I think we’ve proven that the stability of the margins is what we are after, and in order not — to not take that risk helps us keep it in that bandwidth of 6% to 9% operating margins in total that we have been enjoying for quite a while.

ROB NORFLEET:	Great. Thank you, and congratulations again on a great quarter.

PHILIP ASHERMAN:	Thanks, Rob.

OPERATOR:	That was our final question.

I will now turn the conference back over to Mr. Asherman for any closing remarks.

PHILIP ASHERMAN:	Thank you, Tiffany.

Well, just in summary, as you’ve heard, we remain confident that our end markets will continue to produce a level of opportunity. We need to continue to grow the company at a double-digit pace.

Our business model has proven to be scalable in anticipation of the LNG mega projects, the diversity of project size and location of Steel Plate Structure orders, and increasing demand for our licensing, catalyst, heat transfer equipment, and gas processing expertise around the world.

Our balance sheet is very healthy, which gives us the flexibility to react to prospective acquisitions or internal investments in our business, which will positively impact our future growth.

Now, before I adjourn the call, I’d also like to put a plug in for our Investor Day, which will begin with a reception and a speaker the evening of November 8th, followed early the next day with a chance to meet our management teams in each of our business sectors. It will be at the historic Pierre Hotel in New York City, and if you haven’t received your invitation, please let our Investor Relations manager, Christine Thoms, know as soon as possible. We are getting a great response, and we want to accommodate all of our analysts and investors who want to attend.

So that will conclude our call. Thank you for your time and your interest today.

OPERATOR:	This concludes today’s conference call. You may now disconnect.
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